Exhibit 99.1
National Interstate Corporation Reports 2016 Second Quarter Results

•	2016 second quarter net income per share of $0.45 compared to $0.33 for the 2015 second quarter

•	Calendar and accident year combined ratio of 96.0% for the 2016 second quarter; 97.1% year-to-date

•	2016 second quarter gross premiums written were flat compared to last year; year-to-date up 3%

Richfield, Ohio, August 2, 2016 - National Interstate Corporation (Nasdaq: NATL) today reported 2016 second quarter net income per share of $0.45 compared to $0.33 for the 2015 second quarter and $0.80 for the first six months of 2016 compared to $0.69 last year. Net income for both the 2016 second quarter and first six months reflects improved underwriting results which were partially offset by transaction expenses related to American Financial Group, Inc.’s offer to acquire all of the outstanding shares of the Company not already owned by their wholly-owned subsidiary Great American Insurance Company (“Great American”). In relation to this offer, on July 25, 2016, the Company announced that it had entered into a definitive agreement with Great American in which Great American will acquire the approximately 49% of the Company’s issued and outstanding common shares that Great American does not presently own. Under the terms of the proposed merger, Company shareholders will receive $32.00 in cash for each share of National Interstate common stock they hold. In addition, the Company will pay a special dividend of $0.50 per common share upon the closing of the merger. The Board of Directors, based on the unanimous recommendation of the Special Committee comprised of directors not affiliated with Great American, recommend that the Company’s shareholders adopt the merger agreement.

The Company uses net operating income and net operating income per share, non-GAAP financial measures, as components to assess its performance and as measures to evaluate the results of its business. The Company believes these measures provide investors and analysts with valuable information relating to ongoing performance that may be obscured by the net effect of realized gains and losses or other items that also tend to be highly variable from period to period, such as the transaction expenses noted above. As such the following table reconciles net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), to net income from operations, a non-GAAP financial measure. The Company believes this reconciliation is useful for investors and analysts to evaluate net operating income and net operating income per share along with net income and net income per share when reviewing and evaluating the Company’s performance. Net income from operations includes underwriting income and net investment income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Net income from operations	$10,360	$6,362	$17,944	$12,776
After-tax net realized gains (losses) from investments	140	280	(604)	975
After-tax impact from transaction expenses	(1,451)	—	(1,451)	—
Net income	$9,049	$6,642	$15,889	$13,751

Net income from operations per share, diluted	$0.51	$0.32	$0.90	$0.64
After-tax net realized gains (losses) from investments per share, diluted	0.01	0.01	(0.03)	0.05
After-tax impact from transaction expenses per share, diluted	(0.07)	—	(0.07)	—
Net income per share, diluted	$0.45	$0.33	$0.80	$0.69

Underwriting Results:
Tony Mercurio, President and Chief Executive Officer, said, “Our underwriting results continued to move in the right direction and we have had no impact from development of prior year claims reserves during the first six months of 2016. We achieved a 96.0% calendar and accident year combined ratio in the second quarter which improved the year-to-date to a 97.1%. The actions we have taken over the past several years including our focus on rate adequacy and risk selection are having the desired impact. We averaged rate increases on renewed business of approximately 4% in the 2016 second quarter and 5% for the first half of the year.”

The table below summarizes the Company’s GAAP calendar year combined ratio for the second quarter of 2016, as compared to the same period in 2015 and reconciles the accident year combined ratio, which is a non-GAAP measure, to the calendar year combined ratio, which is the most direct comparable financial GAAP measure. Performance measures such as the combined ratio are often used by property and casualty insurers to help users of their financial statements better understand the company’s performance. The combined ratio is a statutory (non-GAAP) accounting measurement that has been modified to reflect GAAP accounting. The accident year combined ratio, which represents the net losses and loss adjustment expense (“LAE”) ratio adjusted for any adverse or favorable development on prior year reserves, is one component used to assess the Company’s current year performance and as a measure to evaluate, and if necessary, adjust the pricing and underwriting. This is because the net losses and LAE ratio and the calendar year combined ratio are based on calendar year information and by adjusting these ratios to an accident year basis allows the Company to evaluate the information based on the current year activity. The Company believes that this measure provides investors and analysts with valuable information for comparison to historical trends and current industry estimates.

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Losses and LAE ratio excluding prior year development (accident year)	75.2%	78.9%	76.2%	77.3%
Underwriting expense ratio	20.8%	20.4%	20.9%	20.5%
Combined ratio (accident year)	96.0%	99.3%	97.1%	97.8%
Prior year loss development	—%	—%	—%	1.6%
Combined ratio (calendar year)	96.0%	99.3%	97.1%	99.4%

The 2016 second quarter net losses and LAE ratio of 75.2% improved approximately 2 percentage points compared to the 2016 first quarter which contributed to a losses and LAE ratio of 76.2% for the first six months of 2016. Average claims severity in the commercial auto liability line which has been elevated in recent years has been less prevalent in 2016. The Company reported no development from prior year claims during the first six months of 2016, as compared to prior year loss development which added 1.6 percentage points to the calendar year combined ratio for the 2015 first half. The Company continues to focus on appropriate risk selection and rates on both new and renewal business, as well as continuous enhancements to claims and risk management tools and disciplined, well managed reserving practices.

The underwriting expense ratio for the 2016 second quarter and first six months of 20.8% and 20.9%, respectively, were consistent with the same prior year periods.

Investments:
Net investment income of $10.8 million for the 2016 second quarter and $21.2 million for the 2016 first six months were 9.5% and 8.7% respectively, ahead of the same periods last year reflecting an increase in average cash and invested assets. The Company had net realized gains from investments of $0.2 million for the 2016 second quarter and net realized losses of $0.9 million year to date reflecting gains from other invested assets and gains from sales which were offset by other-than-temporary impairments of $2.9 million and $6.7 million for the three and six months ended June 30, respectively. The 2016 second quarter net unrealized appreciation of the portfolio increased $11.8 million primarily due to a further drop in treasury yields during the quarter.

The Company continues to maintain a high quality and diversified portfolio with approximately 89.0% of its total cash and invested assets rated NAIC 1 or 2 and an effective duration of its fixed income portfolio of approximately 4 years.

	June 30, 2016
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$188,446	$2,552
State and local government	304,554	14,520
Mortgage backed securities	175,138	6,283
Corporate obligations	204,489	5,771
Other debt obligations	225,996	145
Preferred redeemable securities	4,715	200
Total fixed maturities	$1,103,338	$29,471

Equity securities	$80,690	$2,346

Total fixed maturities and equity securities	$1,184,028	$31,817

Gross Premiums Written:
The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$102,449	55.3%	$99,085	53.4%
Transportation	60,334	32.6%	65,729	35.4%
Specialty Personal Lines	10,486	5.7%	10,068	5.4%
Hawaii and Alaska	6,435	3.5%	6,447	3.5%
Other	5,494	2.9%	4,393	2.3%
Gross premiums written	$185,198	100.0%	$185,722	100.0%

	Six Months Ended June 30,
	2016		2015
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$195,267	55.8%	$190,278	55.9%
Transportation	113,856	32.5%	112,248	33.0%
Specialty Personal Lines	20,286	5.8%	19,288	5.7%
Hawaii and Alaska	10,792	3.1%	10,542	3.1%
Other	9,697	2.8%	7,904	2.3%
Gross premiums written	$349,898	100.0%	$340,260	100.0%

Gross premiums written for the 2016 second quarter of $185.2 million were consistent with the same period last year. For the 2016 first six months, the Company reported gross premiums written of $349.9 million which were 3% greater than the first six months of 2015. The Company has experienced modest growth in all of the business components for the 2016 first six months compared to the same period last year which was due in part to the increased rates which have averaged approximately 5% on renewal business. Growth in the Transportation component occurred in several products including primary and excess trucking, ambulance, and crane/rigging/heavy haul. Similarly, growth in Alternative Risk Transfer (“ART”) component was spread among several programs.

Summary Comments
“Underwriting results further improved in the 2016 second quarter which contributed to a strong first six months of the year,” stated Tony Mercurio. “We are certainly pleased and encouraged by these first half results, but also recognize that we have more work ahead of us to further improve our underwriting results.”

Earnings Conference Call
The Company will hold a conference call to discuss the 2016 second quarter results on Wednesday, August 3, 2016 at 10:00 a.m. Eastern Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing (877) 837-3911. Please dial in 5 to 10 minutes prior to the scheduled starting time. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company’s website.

Forward-Looking Statements
This press release, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “will,” “should,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “predict,” “estimate,” “project,” and “potential,” or the negative of these words, and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: the failure to receive, on a timely basis or otherwise, the required approvals by Company shareholders, governmental or regulatory agencies and third parties in connection with the proposed merger among those parties (the “merger”) ; the risk that a condition to closing of the merger may not be satisfied; each company’s ability to consummate the merger; operating costs and business disruption related to the merger may be greater than expected; general economic conditions, weakness of the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance, which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to obtain adequate premium rates and manage our growth strategy; performance of securities markets; our ability to attract and retain independent agents and brokers; customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; legal actions brought against us; regulatory changes or actions, including those relating to the regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; damage to our reputation; levels of natural catastrophes, terrorist events, incidents of war and other major losses; technology or network security disruptions; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in each company’s reports filed from time to time with the Securities and Exchange Commission (the “SEC”). There can be no assurance that the merger will in fact be consummated. We caution investors not to unduly rely on any forward-looking statements. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the forward-looking statements herein are made only as of the date of this document, and the Company assumes no obligation to publicly update or revise any forward-looking statements to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

About National Interstate Corporation
An Insurance Experience Built Around You
National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated "A" (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG).

Additional Information and Where to Find It
In connection with the proposed merger transaction, the Company will file with the SEC a proxy statement on Schedule 14A and may file other documents with the SEC regarding the proposed merger transaction. This press release is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS IN AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement (when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at www.sec.gov or by contacting the investor relations department of the Company at the following:

Contact:
Gary Monda
National Interstate Corporation
877-837-0339
investorrelations@natl.com
www.natl.com

Participants in the Solicitation
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders in connection with the proposed merger transaction. Information regarding the Company’s directors and executive officers, including a description of their direct interests, by security holdings or otherwise, is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its annual proxy statement filed with the SEC on March 29, 2016. A more complete description will be available in the proxy statement on Schedule 14A. You may obtain free copies of these documents as described in the preceding paragraph.

NATIONAL INTERSTATE CORPORATION
SELECTED FINANCIAL DATA
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Operating Data:
Gross premiums written	$185,198	$185,722	$349,898	$340,260

Net premiums written	$145,196	$150,338	$275,154	$274,435

Premiums earned	$151,441	$143,892	$300,855	$281,715
Net investment income	10,757	9,828	21,172	19,484
Net realized gains (losses) on investments (*)	216	431	(929)	1,500
Other	812	886	1,485	1,716
Total revenues	163,226	155,037	322,583	304,415
Losses and loss adjustment expenses	113,859	113,543	229,332	222,324
Commissions and other underwriting expenses	24,965	23,364	49,488	46,347
Other operating and general expenses	7,351	6,874	14,901	13,117
Transaction expenses	2,233	—	2,233	—
Expense on amounts withheld	1,838	1,652	3,732	3,153
Interest expense	56	49	109	96
Total expenses	150,302	145,482	299,795	285,037
Income before income taxes	12,924	9,555	22,788	19,378
Provision for income taxes	3,875	2,913	6,899	5,627
Net income	$9,049	$6,642	$15,889	$13,751

Per Share Data:
Net income per common share, basic	$0.45	$0.33	$0.80	$0.69
Net income per common share, diluted	$0.45	$0.33	$0.80	$0.69

Weighted average of common shares outstanding, basic	19,926	19,839	19,924	19,837
Weighted average of common shares outstanding, diluted	19,985	19,890	19,968	19,885

Cash dividend per common share	$0.14	$0.13	$0.28	$0.26

(*) Consists of the following:
Net realized gains before impairment losses	$3,102	$1,790	$5,755	$2,874

Total losses on securities with impairment charges	(2,886)	(1,359)	(6,684)	(1,359)
Non-credit portion recognized in other comprehensive income	—	—	—	(15)
Net impairment charges recognized in earnings	(2,886)	(1,359)	(6,684)	(1,374)
Net realized gains (losses) on investments	$216	$431	$(929)	$1,500

GAAP Ratios:
Losses and loss adjustment expense ratio	75.2%	78.9%	76.2%	78.9%
Underwriting expense ratio	20.8%	20.4%	20.9%	20.5%
Combined ratio	96.0%	99.3%	97.1%	99.4%
Return on equity (a)			8.6%	7.5%
Average shareholders’ equity			$370,450	$364,919

	At June 30,	At December 31,
	2016	2015
Balance Sheet Data (GAAP):
Cash and invested assets	$1,308,832	$1,252,452
Reinsurance recoverable	243,547	230,346
Intangible assets	7,650	7,650
Total assets	2,001,136	1,935,882
Unpaid losses and loss adjustment expenses	1,051,384	1,014,195
Long-term debt	12,000	12,000
Total shareholders’ equity	$382,003	$358,897
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities	$362,847	$350,603
Book value per common share, basic (at period end)	$19.17	$18.03
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)	$18.21	$17.61
Common shares outstanding at period end (b)	19,926	19,909

(a) The ratio of annualized net income to average shareholders’ equity at the beginning and end of the period.
(b) Common shares outstanding at period end include all vested common shares. At June 30, 2016 and December 31, 2015 there were 64,503 and 63,554, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in calculation upon vesting.